EXHIBIT 99.1

     U.S. Physical Therapy Selects New Audit Firm and Strengthens
                            Management Team

    HOUSTON--(BUSINESS WIRE)--Aug. 27, 2004--U.S. Physical Therapy, Inc. (Nasdaq:USPH) today announced that it has appointed Grant Thornton LLP as the Company's new independent audit firm and that it has recruited two new executives for its development group.
    Prior to the selection of Grant Thornton, KPMG LLP had served as the Company's independent auditor. The change of independent auditor was approved by the Company's Audit Committee with the concurrence of the Board of Directors. This decision was not the result of any disagreement between the Company and KPMG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures.
    Grant Thornton International is one of the world's leading accounting, tax and business advisory organizations dedicated to mid-size companies. Its network includes 585 offices in 110 countries including 48 offices in the United States.
    In addition, the Company announced that Michael Lang will rejoin U.S. Physical Therapy effective September 1, 2004 as Senior Vice President of Development. He will oversee all new clinic development activities including partner recruitment and will report directly to Chris Reading, the Company's Chief Operating Officer.
    Mr. Lang worked at U.S. Physical Therapy from 1994 to 2001 in various capacities of increasing responsibility. Chris Reading, COO, said, "We are very pleased to have Mike back with USPH. Mike was instrumental in recruitment and the development of many of our most successful partnerships; he knows our culture and should hit the ground running."
    Lester Keizer has joined U.S. Physical Therapy as Vice President of Contract Development reporting to the COO. His prior experience includes development positions at U.S. Health Services and Vencor. Mr. Keizer's focus will be to grow the number of facilities U.S. Physical Therapy manages for third parties, including hospital outpatient and inpatient facilities, as well as physician and other privately owned physical and occupational therapy practices. "Management contracts are a natural extension of our business and could be a significant profit center in the future," noted Mr. Reading.
    Founded in 1990, U.S. Physical Therapy, Inc. operates 254 outpatient physical and/or occupational therapy clinics in 35 states. The Company's clinics provide pre- and post-operative care for a variety of orthopedic-related disorders and sports-related injuries, treatment for neurologically-related injuries, rehabilitation of injured workers and preventative care. In addition to owning and operating clinics, the Company manages physical therapy facilities for third parties. U.S. Physical Therapy, Inc. has been named for three consecutive years in Forbes Magazine's Best 200 Small Companies List. More information is available at www.usph.com.
    This press release contains forward-looking statements (often using words such as "believes," "expects," "intends," "plans," "appear," "should," and similar words), which involve numerous risks and uncertainties. Given these uncertainties, you should not place undue reliance on the Company's forward-looking statements. Management undertakes no obligation to update any forward-looking statement, whether as the result of actual results, changes in assumptions, new information, future events, or otherwise.

    CONTACT: U.S. Physical Therapy, Houston
             Larry McAfee, 713-297-7000
             or
             J. Livingston Kosberg, 713-297-7000
             or
             Investors Relations:
             DRG&E
             Jack Lascar, 713-529-6600